OFFER TO PURCHASE
Covanta Holding Corporation
Offer to Purchase for Cash
Any and All of its Outstanding
1.00% Senior Convertible Debentures due 2027
CUSIP No. 22282EAA0

THE OFFER (AS DEFINED HEREIN) AND YOUR WITHDRAWAL RIGHTS WILL EXPIRE AT MIDNIGHT, NEW YORK CITY TIME, ON DECEMBER 8, 2010, UNLESS EXTENDED (SUCH DATE AND TIME AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”) OR EARLIER TERMINATED BY COVANTA HOLDING CORPORATION. YOUR ACCEPTANCE OF THE OFFER MAY ONLY BE WITHDRAWN UNDER THE CIRCUMSTANCES DESCRIBED IN THIS OFFER TO PURCHASE (AS DEFINED HEREIN) AND IN THE LETTER OF TRANSMITTAL (AS DEFINED HEREIN).

		Principal Amount	Consideration per $1,000
Security Description	CUSIP Number	Outstanding	Principal Amount

1.00% Senior Convertible Debentures due 2027	22282EAA0	$373,750,000	$990

Covanta Holding Corporation, a Delaware corporation (the “Company” or “Covanta”), is offering to purchase for cash, on the terms and subject to the conditions set forth in this Offer to Purchase (as it may be amended or supplemented from time to time, this “Offer to Purchase”) and the accompanying Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal”), any and all of its outstanding 1.00% Senior Convertible Debentures due 2027 (the “Debentures”) from each holder of the Debentures (each, a “Holder” and, collectively, the “Holders”). The offer, on the terms set forth in this Offer to Purchase and the Letter of Transmittal, and any amendments or supplements hereto or thereto, is referred to as the “Offer.”

Subject to the terms and conditions of the Offer, Holders who validly tender, and do not validly withdraw, their Debentures at or prior to the Expiration Date, will receive $990 for each $1,000 principal amount of Debentures purchased pursuant to the Offer, plus accrued and unpaid interest up to, but not including, the date of payment for the Debentures accepted for payment.

The Offer is subject to the satisfaction of certain conditions set forth herein. We expressly reserve the right, at any time or at various times, to waive any of the conditions of the Offer, in whole or in part.

This Offer to Purchase and the accompanying Letter of Transmittal contain or incorporate by reference important information that you should read before making any decision with respect to the Offer. See the section titled “Incorporation of Documents by Reference.”

As of November 9, 2010, there was $373,750,000 aggregate principal amount of Debentures outstanding. The Debentures are convertible by the Holder into cash and shares of the Company’s common stock, $0.10 par value per share, if any, at a conversion rate (subject to adjustment) of 38.9883 shares of common stock per $1,000 in principal amount of Debentures. This represents an approximate conversion price per share of $25.65. The Indenture (as defined herein) provides that the Debentures are convertible at any time on or prior to 5:00 p.m. New York City time on the business day immediately preceding February 1, 2027 only under the following circumstances (in each case, as more fully described in the Indenture): (i) prior to February 1, 2025, on any date if the closing sale price of our common stock has reached a specified threshold for a specified time period; (ii) at any time on or after February 1, 2025; (iii) with respect to any Debentures called for redemption, on the business day prior to the redemption date; (iv) upon the occurrence of the specified transactions described in the Indenture; or (v) if the trading price of the Debentures is below a specified threshold for a specified time period.

The Company’s common stock is listed on The New York Stock Exchange (“NYSE”) under the symbol “CVA.” On November 8, 2010, the closing price of the Company’s common stock, as reported on the NYSE, was $15.47 per share. YOU SHOULD OBTAIN CURRENT MARKET QUOTES FOR COVANTA COMMON STOCK AND, TO THE EXTENT AVAILABLE, THE DEBENTURES BEFORE MAKING YOUR DECISION TO TENDER. See “Trading Market for the Debentures and Common Stock” for more information.

See “Certain Significant Considerations” for a discussion of certain factors that should be considered in evaluating the Offer.

NONE OF THE COMPANY, THE DEALER MANAGERS, THE DEPOSITARY, THE INFORMATION AGENT OR THE TRUSTEE MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT HOLDERS SHOULD TENDER ALL OR ANY PORTION OF THEIR DEBENTURES. EACH HOLDER MUST MAKE ITS OWN DECISION AS TO WHETHER TO TENDER ITS DEBENTURES, AND IF SO, THE PRINCIPAL AMOUNT OF THE DEBENTURES TO BE TENDERED.

This transaction has not been approved or disapproved by the Securities and Exchange Commission (the “SEC”), nor has the Securities and Exchange Commission passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this Offer to Purchase or any related documents. Any representation to the contrary is a criminal offense.

Questions and requests for assistance may be directed to Barclays Capital Inc. (the “Lead Dealer Manager”) or Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Co-Dealer Manager”, and together with the Lead Dealer Manager, the “Dealer Managers”) or D.F. King & Co., Inc. (the “Information Agent”). Requests for additional copies of this Offer to Purchase or the Letter of Transmittal should be directed to the Information Agent.

The Lead Dealer Manager for the Offer is:

Barclays Capital

The Co-Dealer Manager for the Offer is:

BofA Merrill Lynch

The date of this Offer to Purchase is November 9, 2010

THIS OFFER TO PURCHASE DOES NOT CONSTITUTE AN OFFER TO, NOR WILL DEBENTURES BE ACCEPTED FOR PURCHASE FROM OR ON BEHALF OF, HOLDERS IN ANY JURISDICTION IN WHICH THE MAKING OR ACCEPTANCE OF THE OFFER WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION OR IS OTHERWISE PROHIBITED.

This Offer to Purchase and the Letter of Transmittal contain important information that Holders are urged to read before any decision is made with respect to the Offer.

IMPORTANT INFORMATION

No person has been authorized to give any information or to make any representations in connection with the Offer other than those contained in this Offer to Purchase, and, if given or made, such information or representations should not be relied upon as having been authorized by the Company, the Dealer Managers, the Depositary, the Information Agent or the Trustee. This Offer to Purchase and the related documents do not constitute an offer to buy or solicitation of an offer to sell Debentures in any circumstances in which such offer or solicitation is unlawful. In those jurisdictions where the securities laws, “Blue Sky” laws or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Company by one or more registered brokers or dealers licensed under the laws of such jurisdiction. Neither the delivery of this Offer to Purchase and related documents nor any purchase of Debentures will, under any circumstances, create any implication that the information contained in this Offer to Purchase or such other documents is current as of any time after the date of such document. None of the Company or its Board of Directors or employees, the Dealer Managers, the Depositary, the Information Agent or the Trustee is making any representation or recommendation to any Holder as to whether or not to tender such Holder’s Debentures. You should consult your own financial and tax advisors and must make your own decision as to whether to tender your Debentures for repurchase and, if so, the amount of Debentures to tender.

We and our affiliates, including our executive officers and directors, will be prohibited by Rule 13e-4 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), from repurchasing any of the Debentures outside of the Offer until at least the tenth business day after the expiration or termination of the Offer, except pursuant to certain limited exceptions provided in Rule 14e-5 under the Exchange Act. Following that time, we expressly reserve the absolute right, in our sole discretion from time to time in the future, to purchase any of the Debentures, whether or not any Debentures are purchased pursuant to the Offer, through

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open market purchases, privately negotiated transactions, tender offers, exchange offers, redemptions or otherwise, upon such terms and at such prices as we may determine, which may be more or less than the price to be paid pursuant to the Offer and could be for cash or other consideration. On or after February 1, 2012, we may redeem the Debentures in whole or in part for cash at 100% of the principal amount of the Debentures to be redeemed plus accrued and unpaid interest (including contingent interest, if any) to but excluding the redemption date. We cannot assure you as to which, if any, of these alternatives, or combinations thereof, we will pursue. Holders may require us to repurchase all or a portion of the Debentures on February 1, 2012, February 1, 2017 and February 1, 2022 for cash at a repurchase price equal to 100% of the principal amount of the Debentures being repurchased, plus accrued and unpaid interest (including contingent interest, if any) to but excluding the repurchase date.

The CUSIP number referenced in this Offer to Purchase, the Letter of Transmittal and any related documents has been assigned by Standard & Poor’s Corporation and is included solely for the convenience of the Holders. None of the Company, the Dealer Managers, the Depositary, the Information Agent or the Trustee is responsible for the selection or use of the above CUSIP number, and no representation is made as to their correctness on the Debentures or as indicated in this Offer to Purchase, the Letter of Transmittal or any other document.

We have not authorized any dealer, salesperson or other person to make any recommendation on our behalf as to whether you should tender, or refrain from tendering, all or any portion of the aggregate principal amount of your Debentures in the Offer. We have not authorized any dealer, salesperson or other person to give any information or to make any representation in connection with the Offer, other than those contained in this Offer to Purchase and the Letter of Transmittal. If given or made, you should not rely on any such recommendation, information or representation as having been authorized by the Company, including the Board of Directors, any employees of the Company, the Dealer Managers, the Depositary, the Information Agent or the Trustee.

FORWARD-LOOKING STATEMENTS

Certain statements in this Offer to Purchase and the documents that we incorporate by reference may constitute “forward-looking” statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Covanta and its subsidiaries, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words “plan,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “may,” “will,” “would,” “could,” “should,” “seeks,” or “scheduled to,” or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. Covanta cautions investors that any forward-looking statements made by Covanta are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements with respect to Covanta and its subsidiaries include, but are not limited to, the risks and uncertainties affecting its businesses described in Item 1A. “Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and in other filings we have made with the SEC.

Except for our obligations under Rule 13e-4(c)(3), Rule 13e-4(d)(2) and Rule 13e-4(e)(3) of the Exchange Act to disclose any material changes in the information previously disclosed to Holders, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

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You should read this Offer to Purchase and the documents that we reference in this Offer to Purchase and have filed as exhibits to the Schedule TO (as defined below) filed with the SEC, of which this Offer to Purchase is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by each of these cautionary statements.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and file reports, proxy statements and other information with the SEC. You may read and copy our reports, proxy statements and other information filed by us at the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Our reports, proxy statements and other information filed electronically with the SEC are available to the public over the Internet at the SEC’s website at http://www.sec.gov.

We have filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Offer. The Schedule TO, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

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SUMMARY OF THE OFFER

The following are answers to some of the questions that you, as a Holder, may have about the Offer. The information below is a summary and is qualified in its entirety by reference to the full text and more specific details contained elsewhere in this Offer to Purchase and the accompanying Letter of Transmittal. We urge you to read carefully the remainder of this Offer to Purchase and the documents that are incorporated by reference in this document because the information in this summary is not complete. Additional important information is contained in the remainder of this Offer to Purchase and the documents incorporated by reference.

INFORMATION ABOUT THE OFFER

WHO IS OFFERING TO PURCHASE THE DEBENTURES?

•	Covanta Holding Corporation, a Delaware corporation, is offering to purchase the Debentures.

WHAT SECURITIES ARE WE SEEKING IN THE OFFER?

•	We are offering to purchase for cash and from all holders any and all of our outstanding 1.00% Senior Convertible Debentures due 2027, which we refer to as the “Debentures.” We issued the Debentures pursuant to an indenture dated as of January 18, 2007, between us and Wells Fargo Bank, National Association (the “Trustee”) as amended by a first supplemental indenture dated as of January 31, 2007 (the “Indenture”).

WHY IS COVANTA MAKING THE OFFER?

•	We are making the Offer in order to repurchase any and all of the outstanding Debentures. We will deliver the Debentures that we repurchase in the Offer to the Trustee for cancellation and those Debentures will cease to be outstanding.

HOW MUCH IS COVANTA OFFERING TO PAY FOR THE DEBENTURES?

•	We are offering to pay $990 in cash, plus accrued and unpaid interest to, but not including, the payment date for each $1,000 principal amount of Debentures accepted for payment. Under no circumstances will any interest be paid or payable because of any delay in the transmission of funds by the Depositary or DTC.

WHAT ARE THE CONDITIONS TO THE OFFER?

•	The purchase by us of validly surrendered Debentures is subject to the satisfaction of certain conditions described in “Terms of the Offer — Conditions to the Offer” including that we shall have successfully completed the proposed offering of at least $400 million of New Notes (as defined below) on or prior to the Expiration Date on terms and conditions satisfactory to us (the “New Notes Condition”) and the procedural requirements described in this Offer to Purchase.

HOW MANY DEBENTURES WILL COVANTA PURCHASE?

•	We will purchase for cash, upon the terms and subject to the conditions of the Offer, any and all of the Debentures that are validly tendered and not validly withdrawn.

HOW WILL COVANTA FUND THE PURCHASE OF DEBENTURES IN THE OFFER?

•	We intend to use a portion of the net proceeds from our proposed offering of senior notes (the “New Notes”) which commenced on November 9, 2010, to pay the purchase price and accrued and unpaid interest on the Debentures validly tendered and accepted for payment pursuant to the Offer. In the event that the net proceeds from the offering of the New Notes are not sufficient to fund the entire purchase price and accrued and unpaid interest on such tendered Debentures, we intend to fund the difference with cash on hand.

WHAT IS THE MARKET VALUE OF THE DEBENTURES?

•	There is no established public reporting or trading system for the Debentures. We believe that trading in the Debentures has been limited. Our common stock is listed on the NYSE under the symbol “CVA.” On November 8, 2010, the closing price of our common stock, as reported on the NYSE, was $15.47 per share. YOU SHOULD OBTAIN CURRENT MARKET QUOTES FOR COVANTA COMMON STOCK AND, TO THE EXTENT AVAILABLE, THE DEBENTURES BEFORE MAKING YOUR DECISION TO TENDER. See “Trading Market for the Debentures and Common Stock” for more information.

WHAT IS THE PROCESS FOR TENDERING DEBENTURES?

•	There are three ways to tender your Debentures, depending upon the manner in which your Debentures are held:

•	If your Debentures are registered in your name, (a) complete and sign the Letter of Transmittal or a facsimile copy in accordance with the instructions to the Letter of Transmittal, (b) mail or deliver it and any other required documents to the Depositary and (c) either deliver the certificates for the tendered Debentures to the Depositary or transfer your Debentures pursuant to the book-entry transfer procedures described in this Offer to Purchase.

•	If your Debentures are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, meaning your Debentures are owned in “street name,” then you must instruct your broker, dealer, commercial bank, trust company or other nominee to tender your Debentures.

•	If your Debentures are held of record by The Depository Trust Company, or DTC, you may tender them through DTC’s Automated Tender Offer Program.

You should read the section titled “Terms of the Offer — Procedure For Tendering Debentures” for more information on how to tender your Debentures.

WHEN DOES THE OFFER EXPIRE?

•	The Offer expires at midnight, New York City time, on December 8, 2010, unless we extend the Offer in our sole discretion or unless we earlier terminate the Offer.

•	In addition, if we materially change the terms of the Offer or if we waive a material condition of the Offer, we will disseminate additional Offer materials and extend the Offer in compliance with the Exchange Act.

MAY THE OFFER BE EXTENDED, AMENDED OR TERMINATED AND UNDER WHAT CIRCUMSTANCES?

•	We may extend the Offer in our sole discretion. If we extend the Offer, we will delay the acceptance of any Debentures that have been tendered.

•	We may amend the Offer in any respect in our sole discretion by giving written notice of such amendment to the Depositary.

•	We may terminate the Offer under certain circumstances. The Offer is conditioned on the closing of the New Notes offering. There can be no assurance that the Offer or the offering of at least $400 million of New Notes on terms and conditions satisfactory to us will be completed.

•	You should read the section titled “Terms of the Offer — Extension, Waiver, Amendment and Termination” for more information.

HOW WILL HOLDERS OF DEBENTURES BE NOTIFIED IF THE OFFER IS EXTENDED?

•	If we extend the Offer, we will notify you as promptly as practicable by press release or other public announcement, which will be issued no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make any public announcement, we have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a press release. You should read the section titled “Terms of the Offer — Extension, Waiver, Amendment and Termination” for more information. In addition, if we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer to the extent required by Rule 13e-4(c)(3), Rule 13e-4(d)(2) and Rule 13e-4(e)(3) under the Exchange Act.

WHEN WILL HOLDERS RECEIVE PAYMENT FOR TENDERED DEBENTURES?

•	You will receive payment for your Debentures promptly after the date on which we accept all Debentures validly tendered and not validly withdrawn. Under no circumstances will any interest be paid or payable because of any delay in the transmission of funds by the Depositary or DTC. You should read the section titled “Terms of the Offer — General” for more information.

CAN HOLDERS WITHDRAW TENDERED DEBENTURES?

•	You may withdraw your tendered Debentures at any time on or before the Expiration Date (as it may be extended). You may also withdraw your Debentures if we have not accepted them for payment by January 7, 2011 (40 business days from the commencement of the Offer).

HOW DO HOLDERS WITHDRAW PREVIOUSLY TENDERED DEBENTURES?

•	To withdraw your previously tendered Debentures, you must deliver a written or facsimile transmission notice of withdrawal with the required information to the Depositary before your right to withdraw has expired. You may not rescind a withdrawal of tendered Debentures. However, you may re-tender your Debentures by again following the proper tender procedures. You should read the section titled “Terms of the Offer — Withdrawal Rights” for more information on how to withdraw previously tendered Debentures.

WHAT HAPPENS TO DEBENTURES THAT ARE NOT TENDERED?

•	Any Debentures that remain outstanding after the completion of the Offer will continue to be our obligations. Such Debentures will remain outstanding according to their terms and will continue to accrue interest under the terms of the Indenture. Holders of those outstanding Debentures will continue to have all the rights associated with those Debentures. You should read the sections titled “Purpose of the Offer” and “Certain Significant Considerations.”

•	If you do not tender your Debentures, you will continue to have the right to convert your Debentures into cash and shares of Covanta common stock, if any, under the terms and subject to the conditions specified in the Indenture. See “Certain Significant Considerations.” On November 8, 2010, the closing price of our common stock, as reported on the NYSE, was $15.47 per share. YOU SHOULD OBTAIN CURRENT MARKET QUOTES FOR COVANTA COMMON STOCK AND, TO THE EXTENT AVAILABLE, THE DEBENTURES BEFORE MAKING YOUR DECISION TO TENDER. See “Trading Market for the Debentures and Common Stock” for more information.

MAY HOLDERS STILL CONVERT DEBENTURES INTO SHARES OF COVANTA COMMON STOCK?

•	Yes. However, if you tender your Debentures in the Offer, you may convert your Debentures only after you validly withdraw your Debentures before your right to withdraw has expired. The Debentures are convertible by the Holder into cash and shares of the Company’s common stock, $0.10 par value per share, if any, at a conversion rate (subject to adjustment) of 38.9883 shares of common stock per $1,000 in principal amount of Debentures during specified periods and under specified circumstances. This represents an approximate conversion price per share of $25.65. The Indenture provides that the Debentures are convertible at any time on or prior to 5:00 p.m. New York City time on the business day immediately preceding February 1, 2027 only under the following circumstances (in each case, as more fully described in the Indenture): (i) prior to February 1, 2025, on any date if the closing sale price of our common stock has reached a specified threshold for a specified time period; (ii) at any time on or after February 1, 2025; (iii) with respect to any Debentures called for redemption, on the business day prior to the redemption date; (iv) upon the occurrence of the specified transactions described in the Indenture; or (v) if the trading price of the Debentures is below a specified threshold for a specified time period.

•	Our common stock is listed on the NYSE under the symbol “CVA.” On November 8, 2010, the closing price of our common stock, as reported on the NYSE, was $15.47 per share. YOU SHOULD OBTAIN CURRENT MARKET QUOTES FOR COVANTA COMMON STOCK AND, TO THE EXTENT AVAILABLE, THE DEBENTURES BEFORE MAKING YOUR DECISION TO TENDER. See “Trading Market for the Debentures and Common Stock” for more information.

DO HOLDERS HAVE TO PAY A BROKERAGE COMMISSION FOR TENDERING DEBENTURES?

•	No brokerage commissions are payable by you to the Company, the Dealer Managers, the Trustee, the Depositary or the Information Agent in connection with the tender of your Debentures in the Offer. However, you may have to pay fees or commissions to your broker, dealer, commercial bank, trust company or other nominee holding your Debentures. Except as set forth in Instruction 7 to the Letter of Transmittal, we will pay any transfer taxes with respect to the transfer and sale of Debentures pursuant to the Offer.

DOES COVANTA HAVE THE FINANCIAL RESOURCES TO PAY FOR THE TENDERED DEBENTURES?

•	We intend to use a portion of the net proceeds from our proposed offering of at least $400 million of New Notes to pay the purchase price for and accrued and unpaid interest on the Debentures validly tendered and accepted for payment pursuant to the Offer. In the event that the net proceeds from the offering of the New Notes are not sufficient to fund the entire purchase price and accrued and unpaid interest on such tendered Debentures, we intend to fund the difference with cash on hand.

WHAT CONSEQUENCES WILL ARISE IF YOU DO NOT TENDER YOUR DEBENTURES AND THE OFFER IS SUCCESSFUL?

•	Consummation of the Offer may have adverse consequences for Holders that elect not to tender Debentures pursuant to the Offer.

•	The trading market for Debentures not tendered pursuant to the Offer is likely to be significantly more limited than the trading market for the Debentures prior to the consummation of the Offer, which may adversely affect the market price for the Debentures.

•	We expressly reserve the absolute right, in our sole discretion from time to time in the future, to purchase any of the Debentures, whether or not any Debentures are purchased pursuant to the Offer, that remain outstanding following termination or expiration of the Offer, through open market purchases, privately negotiated transactions, tender offers, exchange offers, redemptions or otherwise, upon such terms and at such prices as we may determine, which may be more or less than the price to be paid pursuant to the Offer and could be for cash or other consideration.

•	For a further discussion of these and certain other factors that should be considered in evaluating the Offer, see “Certain Significant Consideration” and “Certain United States Federal Income Tax Consequences.”

WHERE CAN HOLDERS GET MORE INFORMATION REGARDING THE OFFER?

•	If you have any questions or requests for assistance, please contact the Dealer Managers, Barclays Capital Inc. at (800) 438-3242 or (212) 528-7581 or Merrill Lynch, Pierce, Fenner & Smith Incorporated at (888) 292-0070 or (980) 388-4603, the Information Agent for the Offer, at (212) 269-5550 (for banks and brokers only) or (800) 967-7635 (for all others toll-free). Requests for additional copies of this Offer to Purchase or the Letter of Transmittal should be directed to the Information Agent at the phone numbers above. You may also contact us by writing or calling us at Covanta Holding Corporation, 40 Lane Road, Fairfield, New Jersey 07004, attention: Investor Relations, telephone: (973) 882-9000. If you hold Debentures through a broker, dealer, commercial bank, trust company or other nominee, you may also contact your broker, dealer, commercial bank, trust company or other nominee with questions and requests for assistance.

IS COVANTA MAKING ANY RECOMMENDATION ABOUT THE OFFER?

•	None of the Company, its Board of Directors, its employees, the Dealer Managers, the Depositary, the Information Agent or the Trustee is making any recommendation as to whether or not you should tender your Debentures pursuant to the Offer. You should determine whether or not to tender your Debentures pursuant to the Offer based upon, among other things, your own assessment of the current market value of the Debentures, liquidity needs and investment objectives.

INFORMATION ABOUT THE DEBENTURES

WHAT IS THE AMOUNT OF CURRENTLY OUTSTANDING DEBENTURES?

•	As of November 9, 2010, there was $373,750,000 aggregate principal amount of Debentures outstanding.

WHAT IS THE CONVERSION RATE OF THE DEBENTURES?

•	The Debentures are convertible by the Holder into cash and shares of the Company’s common stock, $0.10 par value per share, if any, at a conversion rate (subject to adjustment) of 38.9883 shares of common stock per $1,000 in principal amount of Debentures. This represents an approximate conversion price per share of $25.65. The Indenture provides that the Debentures are convertible at any time on or prior to 5:00 p.m. New York City time on the business day immediately preceding February 1, 2027 only under the following circumstances (in each case, as more fully described in the Indenture): (i) prior to February 1, 2025, on any date if the closing sale price of our common stock has reached a specified threshold for a specified time period; (ii) at any time on or after February 1, 2025; (iii) with respect to any Debentures called for redemption, on the business day prior to the redemption date; (iv) upon the occurrence of the specified transactions described in the Indenture; or (v) if the trading price of the Debentures is below a specified threshold for a specified time period.

•	Our common stock is listed on the NYSE under the symbol “CVA.” On November 8, 2010, the closing price of our common stock, as reported on the NYSE was $15.47 per share. YOU SHOULD OBTAIN CURRENT MARKET QUOTES FOR COVANTA COMMON STOCK AND, TO THE EXTENT AVAILABLE, THE DEBENTURES BEFORE MAKING YOUR DECISION TO TENDER. See “Trading Market for the Debentures and Common Stock” for more information.

DOES COVANTA HAVE REDEMPTION RIGHTS?

•	On or after February 1, 2012, we may redeem the Debentures in whole or in part for cash at 100% of the principal amount of the Debentures to be redeemed plus accrued and unpaid interest (including contingent interest, if any) to but excluding the redemption date.

DO HOLDERS HAVE ANY RIGHTS TO REQUIRE COVANTA TO REPURCHASE THE DEBENTURES?

•	Subject to specified conditions, the Indenture provides that Holders may require us to repurchase their Debentures in whole or in part (in principal amounts of $1,000 and integral multiples thereof) on February 1, 2012, February 1, 2017 and February 1, 2022 for cash equal to 100% of the principal amount of the Debentures to be repurchased plus accrued and unpaid interest (including contingent interest, if any) to but excluding the repurchase date.

•	Additionally, if we undergo a fundamental change, Holders have the right to require us to repurchase their Debentures in whole or in part (in principal amounts of $1,000 and integral multiples thereof). If Holders require us to do so, the Indenture provides that we would repurchase the Debentures for cash at a price equal to 100% of the principal amount of the Debentures to be repurchased, plus accrued interest and unpaid interest (including contingent interest, if any) to but excluding the repurchase date. Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any Debentures, other than in the Offer, until at least 10 business days after the Expiration Date, except pursuant to certain limited exceptions provided in Rule 14e-5 under the Exchange Act.

WHAT ARE THE TAX CONSEQUENCES IF YOU TENDER YOUR DEBENTURES?

•	The Debentures are subject to the Contingent Debt Regulations (as defined in “Certain United States Federal Income Tax Consequences”). The receipt of cash in exchange for Debentures in the Offer will be a taxable transaction for United States federal income tax purposes. Pursuant to the Contingent Debt Regulations, a U.S. Holder (as defined in “Certain United States Federal Income Tax Consequences”) will generally recognize ordinary income or loss (subject to certain exceptions) on the sale to us of your Debentures in an amount equal to the difference between (i) the amount of cash received for your Debentures and (ii) your “adjusted tax basis” for the Debentures at the time of the sale to us. See “Certain United States Federal Income Tax Consequences” in this Offer to Purchase. This Offer to Purchase includes only a summary of the possible tax consequences to you of tendering your Debentures. You should consult with your own tax advisor regarding the actual tax consequences to you.

In this Offer to Purchase, “Covanta Holding Corporation,” “Covanta,” “we,” “us,” “our” and the “Company” refer to Covanta Holding Corporation and its consolidated subsidiaries, unless the context requires otherwise.

THE COMPANY

We are a leading developer, owner and operator of infrastructure for the conversion of waste to energy, as well as other waste disposal and renewable energy production businesses in the Americas, Europe and Asia. We are organized as a holding company which was incorporated in Delaware on April 16, 1992. We conduct all of our operations through subsidiaries which are engaged predominantly in the businesses of waste and energy services. We also engage in the independent power production business outside the Americas. We have investments in subsidiaries engaged in insurance operations in California, primarily in property and casualty insurance.

We own, have equity investments in, and/or operate 64 energy generation facilities, 56 of which are in the Americas and eight of which are located outside the Americas. Our energy generation facilities use a variety of fuels, including municipal solid waste, wood waste (biomass), landfill gas, water (hydroelectric), natural gas, coal, and heavy fuel-oil. We also own or operate several businesses that are associated with our energy-from-waste business, including a waste procurement business, two ash fills and two landfills, which we use primarily for ash disposal, and 13 waste transfer stations. We have two reportable segments, Americas and International. The Americas segment is comprised of waste and energy services operations primarily in the United States and Canada. The International segment is comprised of international waste and energy services.

Our principal executive offices are located at 40 Lane Road, Fairfield, New Jersey 07004 and our telephone number is (973) 882-9000.

Recent Developments

We have announced our intention to pursue a sale of our interests in four independent power production facilities in the Philippines, India and Bangladesh, representing all of our independent power production operations in Asia outside of China. In anticipation of this potential transaction, our foreign subsidiaries that are involved in the operation or ownership of our businesses in Asia will be designated as unrestricted subsidiaries under an indenture relating to the New Notes. For the twelve months ended September 30, 2010, our unrestricted subsidiaries, which also includes our insurance subsidiaries, was approximately 10% of our total Adjusted EBITDA.

Proposed Debt Offering

On November 9, 2010, concurrent with this Offer, we commenced an offering of $400 million of New Notes.

The offering of the New Notes is being made on the terms and subject to the conditions described in a preliminary prospectus supplement related thereto. We cannot assure you that the offering of New Notes will be completed on its terms, or at all.

The Offer is contingent upon the closing of the offering of at least $400 million of New Notes on terms and conditions satisfactory to us. The New Notes offering is not contingent upon the successful completion of the Offer.

Nothing in this Offer to Purchase should be construed as an offer to sell or a solicitation of an offer to buy the New Notes, as the offering is being made only upon the terms and conditions set forth in the preliminary prospectus supplement related thereto.

PURPOSE OF THE OFFER

We are making the Offer in order to acquire any and all of the outstanding Debentures. We will deliver the Debentures that we purchase in the Offer to the Trustee for cancellation, and those Debentures will cease to be outstanding. Any Debentures that remain outstanding after the Offer will continue to be our obligations. Holders of those outstanding Debentures will continue to have all the rights associated with those Debentures. We are not seeking the approval of Holders for any amendment to the Debentures or the Indenture.

SOURCE AND AMOUNT OF FUNDS

If all outstanding Debentures are tendered, the maximum amount of funds required for us to purchase the Debentures pursuant to the Offer is estimated to be approximately $370,012,500. We intend to use a portion of the net proceeds from our offering of the New Notes to pay the purchase price for and accrued and unpaid interest on the Debentures validly tendered and accepted for payment pursuant to the Offer. In the event that the net proceeds are not sufficient to fund the entire purchase price and accrued and unpaid interest on such tendered Debentures, we intend to fund the difference with cash on hand. This Offer is contingent upon the closing of the offering of at least $400 million of New Notes on terms and conditions satisfactory to us. There can be no assurance that the offering of at least $400 million of New Notes will be completed on terms and conditions satisfactory to us.

The total principal amount, interest rate, the interest payment dates and the maturity date of the New Notes will be determined upon the pricing of the offering.

TRADING MARKET FOR THE DEBENTURES AND COMMON STOCK

There is no established public reporting or trading system for the Debentures, and we believe that trading in the Debentures has been limited.

Our common stock is traded on the NYSE under the symbol “CVA.” As of the close of business on November 8, 2010, 153,406,403 shares of our common stock, par value $.10 per share, were issued and outstanding. The following table sets forth quarterly high and low prices for trades of our common stock during fiscal 2010 through November 8, 2010, fiscal 2009 and fiscal 2008:

	2010		2009		2008
	High	Low	High	Low	High	Low

First Quarter	$19.69	$16.28	$22.92	$12.47	$28.94	$22.89
Second Quarter	$18.67	$14.43	$17.63	$12.61	$30.37	$26.03
Third Quarter	$16.77	$14.10	$19.22	$16.12	$29.86	$22.50
Fourth Quarter*	$16.03	$15.32	$18.58	$16.50	$23.78	$16.12

*	Through November 8, 2010

The closing price of our common stock on November 8, 2010, was $15.47 per share. For more information on possible effects of the Offer on the trading market for the Debentures, see “Certain Significant Considerations — Limited Trading Market.”

HOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE COMMON STOCK AND, TO THE EXTENT AVAILABLE, THE DEBENTURES PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE OFFER.

TERMS OF THE OFFER

General

Upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal, including, if the Offer is extended or amended, the terms and conditions of the extension or amendment, we are offering to purchase for cash any and all of our outstanding Debentures at a purchase price of $990 for each $1,000 principal amount of Debentures plus accrued and unpaid interest to, but excluding, the payment date. You will not be required to pay a commission to the Company, the Dealer Managers, the Depositary, the Information Agent, or the Trustee in connection with the tender of your Debentures in the Offer. However, you may have to pay fees or commissions to any broker, dealer, commercial bank, trust company or other nominee holding your Debentures. Except as set forth in Instruction 7 to the Letter of Transmittal, we will pay or cause to be paid any transfer taxes with respect to the transfer and sale of Debentures pursuant to the Offer.

We expressly reserve the right to:

•	upon the occurrence of any event which would result in the failure of any of the conditions to the Offer, as described below under “— Conditions to the Offer,” terminate the Offer and not accept for payment the tendered Debentures, in which case we will promptly return all previously tendered Debentures to tendering Holders;

•	waive all the unsatisfied conditions and accept for payment and purchase all Debentures that are validly tendered and not validly withdrawn on or before the Expiration Date;

•	extend the Expiration Date at any time; or

•	amend the Offer.

Our right to delay acceptance for payment of Debentures tendered pursuant to the Offer or the payment for Debentures accepted for purchase is subject to Rule 14e-l(c) under the Exchange Act, which requires that we pay the consideration offered or return the Debentures deposited by or on behalf of the Holders promptly after the termination or withdrawal of the Offer. The Offer will expire at midnight, New York City time, on December 8, 2010, unless we extend it in our sole discretion. You should read the sections titled “— Conditions to the Offer” and “— Extension, Waiver, Amendment and Termination” below.

For purposes of the Offer, we will be deemed to have accepted for payment (and thereby purchased) Debentures validly tendered and not validly withdrawn if, as and when we give written notice to the Depositary of our acceptance for payment of such Debentures. We will deposit the aggregate purchase price for the Debentures purchased in the Offer with the Depositary, which will act as agent for the tendering Holders for the purpose of transmitting payments to the tendering Holders. Debentures purchased pursuant to the Offer will be paid for in immediately available funds promptly after the date on which we accept all Debentures validly tendered and not validly withdrawn.

We reserve the right to transfer or assign, from time to time, in whole or in part, to one or more of our affiliates the right to purchase any or all of the Debentures validly tendered pursuant to the Offer. If this transfer or assignment occurs, the assignee-affiliate will purchase the Debentures validly tendered and not validly withdrawn. However, the transfer or assignment will not relieve us of our obligations under the Offer and will not prejudice Holders’ rights to receive the purchase price in exchange for the Debentures validly tendered and accepted for payment. All Debentures purchased by us, or by an assignee-affiliate pursuant to this paragraph, will be delivered to the Trustee for cancellation and those Debentures will cease to be outstanding.

NONE OF THE COMPANY, ITS BOARD OF DIRECTORS, ITS EMPLOYEES, THE DEALER MANAGERS, THE DEPOSITARY, THE INFORMATION AGENT OR THE TRUSTEE IS MAKING ANY RECOMMENDATION AS TO WHETHER OR NOT HOLDERS SHOULD TENDER THEIR DEBENTURES PURSUANT TO THE OFFER. EACH HOLDER MUST MAKE ITS OWN DECISION AS TO WHETHER TO TENDER ITS DEBENTURES, AND, IF SO, THE PRINCIPAL AMOUNT OF THE DEBENTURES TO BE TENDERED.

There are three ways to tender your Debentures, depending on the manner in which your Debentures are held:

•	If your Debentures are registered in your name, (a) complete and sign the Letter of Transmittal or a facsimile copy in accordance with the instructions to the Letter of Transmittal, (b) mail or deliver it and any other required documents to the Depositary, and (c) either deliver the certificates for the tendered Debentures to the Depositary or transfer your Debentures pursuant to the book-entry transfer procedures described in this Offer to Purchase;

•	If your Debentures are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, meaning your Debentures are owned in “street name,” then you must instruct your broker, dealer, commercial bank, trust company or other nominee to tender your Debentures; or

•	If your Debentures are held of record by DTC, you may tender them through DTC’s Automated Tender Offer Program (“ATOP”).

A HOLDER WITH DEBENTURES REGISTERED IN THE NAME OF A BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE MUST CONTACT AND INSTRUCT THAT BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE IF SUCH HOLDER DESIRES TO TENDER ITS DEBENTURES. TO BE VALID, TENDERS MUST BE RECEIVED BY THE DEPOSITARY ON OR BEFORE THE EXPIRATION DATE.

We will, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for reasonable and necessary costs and expenses incurred by them in forwarding the enclosed materials to their customers who are beneficial owners of the Debentures held by them as a nominee or in a fiduciary capacity.

We are offering to purchase any and all Debentures in the Offer. Following completion of the Offer, subject to the restrictions of Rule 13e-4 under the Exchange Act, the Company may purchase Debentures that remain outstanding following termination or expiration of the Offer in the open market, in privately negotiated transactions, through tender offers, exchange offers, by redemption or otherwise. Any future purchase may be on the same terms or on terms that are more or less favorable to Holders than the terms of the Offer. Any future purchases by us will depend on various factors existing at that time. There can be no assurance as to which of these alternatives, if any, we will choose to pursue.

Procedure For Tendering Debentures

Valid Tender.  For a Holder to validly tender Debentures pursuant to the Offer, a properly completed and duly executed Letter of Transmittal or facsimile thereof, with any required signature guarantee, or in the case of a book-entry transfer, an Agent’s Message (as defined below) in lieu of the Letter of Transmittal, and any other required documents, must be received by the Depositary at the address set forth on the back cover of this Offer to Purchase on or before the Expiration Date. In addition, on or before the Expiration Date, either:

•	certificates for tendered Debentures must be received by the Depositary at such address; or

•	such Debentures must be transferred pursuant to the procedures for book-entry transfer, and a confirmation of such tender must be received by the Depositary, including an Agent’s Message if the tendering Holder has not delivered a Letter of Transmittal.

The term “Agent’s Message” means a message, transmitted by DTC to and received by the Depositary and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant, which acknowledgment states that such participant has received and agrees to be bound by the Letter of Transmittal and that we may enforce such Letter of Transmittal against such participant.

Only Holders are authorized to tender their Debentures. In all cases, notwithstanding any other provision of the Offer or contained in this Offer to Purchase, the payment for the Debentures tendered and accepted for payment will be made only after timely receipt by the Depositary of certificates representing tendered Debentures or book-entry confirmation, the Letter of Transmittal, or a facsimile thereof, properly completed and duly executed and any required signature guarantees or, in the case of a book-entry transfer, an Agent’s Message and other documents required by the Letter of Transmittal.

If the Debentures are held of record in the name of a person other than the signer of the Letter of Transmittal, the Debentures must be endorsed or accompanied by appropriate instruments of transfer entitling the signer to tender the Debentures on behalf of the registered Holder, in any case signed exactly as the name of the registered Holder appears on the Debentures, with the signatures on the certificates or instruments of transfer guaranteed as described below.

Holders should be aware that no guaranteed delivery process is available to tender Debentures.

Need for Signature Guarantee.  Signatures on a Letter of Transmittal must be guaranteed by a recognized participant (each, a “Medallion Signature Guarantor”) in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchanges Medallion Program, unless the tendered Debentures are tendered:

•	by the registered Holder of such Debentures, or by a participant in DTC whose name appears on a Debenture position listing as the owner of such Debentures, and that Holder has not completed either of the boxes titled “A. Special Issuance /Delivery Instructions” or “B. Special Payment Instructions” on the Letter of Transmittal; or

•	for the account of a firm that is a member of a registered national securities exchange or the Financial Industry Regulatory Authority, Inc. or is a commercial bank or trust company having an office in the United States (each, an “Eligible Institution”).

Book-Entry Delivery of the Debentures.  The Depositary will establish an account with respect to the Debentures at DTC for purposes of the Offer. Any financial institution that is a participant in the DTC system may make book-entry delivery of Debentures by causing DTC to transfer such Debentures into the Depositary’s account in accordance with DTC’s procedure for such transfer. Although delivery of Debentures may be effected through book-entry at DTC, the Letter of Transmittal or facsimile thereof, with any required signature guarantees, or an Agent’s Message in lieu of the Letter of Transmittal, and any other required documents must be transmitted to and received by the Depositary on or before the Expiration Date at one of its addresses set forth on the back cover of this Offer to Purchase. DELIVERY OF DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

General.  The tender of Debentures pursuant to the Offer by one of the procedures set forth above will constitute:

•	the tendering Holder’s acceptance of the terms and conditions of the Offer; and

•	a representation and warranty by the tendering Holder that:

•	such Holder has the full power and authority to tender, sell, assign and transfer the tendered Debentures; and

•	when the same are accepted for payment by us, we will acquire good and unencumbered title to such Debentures, free and clear of all liens, restrictions, charges and encumbrances and not subject to adverse claims or rights.

The acceptance for payment by us of Debentures will constitute a binding agreement between us and the tendering Holder upon the terms and subject to the conditions of the Offer.

THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL, CERTIFICATES FOR DEBENTURES AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE TENDERING HOLDER. IF A HOLDER CHOOSES TO DELIVER BY MAIL, THE RECOMMENDED METHOD IS BY REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

Form and Validity.  All questions as to the form of all documents and the validity, eligibility, including time of receipt, acceptance for payment and withdrawal of tendered Debentures will be determined by us, in our sole discretion, and our determination will be final and binding. We reserve the absolute right to reject any and all tenders of Debentures that we determine are not in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right in our sole discretion to waive any of the conditions of the Offer or any defect or irregularity in the tender of Debentures of any particular Holder, whether or not similar defects or irregularities are waived in the case of other Holders. Our interpretation of the terms and conditions of the Offer, including the instructions in the Letter of Transmittal, will be final and binding. None of us, the Dealer Managers, the Depositary, the Information Agent or the Trustee or any other person will be under any duty to give notification of any defects or irregularities in tenders or any notices of withdrawal or will be subject to liability for failure to give any such notification.

Compliance with “Short Tendering” Rule.  It is a violation of Rule 14e-4 under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender Debentures for his own account unless at the time of tender and at the Expiration Date the person so tendering has a net long position in (a) the Debentures that is equal to or greater than the aggregate principal amount of the Debentures being tendered and will deliver or cause such Debentures to be delivered for the purpose of tender to us within the period specified in the Offer, or (b) other securities immediately convertible into, exercisable for or exchangeable into Debentures (“Equivalent Securities”) that are equal to or greater than the amount tendered and, upon the acceptance of such tender, will acquire the Debentures by conversion, exchange or exercise of such Equivalent Securities to the extent required by the terms of the Offer and will deliver or cause to be delivered such Debentures so acquired for purposes of tender to us within the period specified in the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person.

A tender of Debentures in the Offer under any of the procedures described above will constitute the tendering Holder’s acceptance of the terms and conditions of the Offer, as well as the tendering Holder’s representation and warranty to us that (a) such Holder has a net long position in the Debentures or Equivalent Securities being tendered pursuant to the Offer within the meaning of Rule 14e-4 under the Exchange Act and (b) the tender of such Debentures complies with Rule 14e-4 under the Exchange Act. Our acceptance for payment of the Debentures tendered pursuant to the Offer will constitute a binding agreement between us and the tendering Holder upon the terms and subject to the conditions of the Offer.

Withdrawal Rights

When Debentures may be Withdrawn.  You may withdraw your tendered Debentures at any time on or before the Expiration Date. You may also withdraw your Debentures if we have not accepted them for payment by January 7, 2011 (40 business days from the commencement of the Offer). A withdrawal of previously tendered Debentures may not be rescinded. Any Debentures validly withdrawn will be deemed not validly tendered for purposes of the Offer unless such Debentures are validly re-tendered.

Holders who have validly withdrawn their previously tendered Debentures may re-tender Debentures at any time on or before the Expiration Date by following one of the procedures described in “— Procedure for Tendering Debentures.” In the event of a termination of the Offer, the Debentures tendered pursuant to the Offer will be promptly returned to the tendering Holder.

Procedure for Withdrawing Debentures.  For a withdrawal of Debentures to be valid, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase. The withdrawal notice must:

•	specify the name of the person who tendered the Debentures to be withdrawn;

•	contain a description of the Debentures to be withdrawn;

•	specify the certificate numbers shown on the particular certificates evidencing such Debentures, if applicable, and the aggregate principal amount represented by such Debentures; and

•	be signed by the Holder of such Debentures in the same manner as the original signature on the Letter of Transmittal, including any required signature guarantees.

Alternatively, the notice of withdrawal must be accompanied by evidence satisfactory to us, in our sole discretion, that the person withdrawing the tender has succeeded to the beneficial ownership of the Debentures. In addition, any such notice of withdrawal must specify, in the case of Debentures tendered by delivery of certificates for such Debentures, the name of the registered Holder, if different from that of the tendering Holder or, in the case of Debentures tendered by book-entry transfer, the name and number of the account at DTC to be credited with the withdrawn Debentures. The signature on the notice of withdrawal must be guaranteed by an Eligible Institution unless such Debentures have been tendered for the account of an Eligible

Institution. If certificates for the Debentures to be withdrawn have been delivered or otherwise identified to the Depositary, a signed notice of withdrawal will be effective immediately upon receipt by the Depositary of a written or facsimile transmission notice of withdrawal even if physical release is not yet effected. Any Debentures validly withdrawn will be deemed to be not validly tendered for purposes of the Offer. Withdrawals of Debentures can be accomplished only in accordance with the foregoing procedures.

If a Holder tenders its Debentures in the Offer, such Holder may convert its Debentures only if such Holder validly withdraws its Debentures prior to the time such Holder’s right to withdraw has expired. The Debentures are convertible by the Holder into cash and shares of the Company’s common stock, $0.10 par value per share, if any, at a conversion rate (subject to adjustment) of 38.9883 shares of common stock per $1,000 in principal amount of Debentures during specified periods and under specified circumstances. This represents an approximate conversion price per share of $25.65. The Indenture provides that the Debentures are convertible at any time on or prior to 5:00 p.m. New York City time on the business day immediately preceding February 1, 2027 only under the following circumstances (in each case, as more fully described in the Indenture): (i) prior to February 1, 2025, on any date if the closing sale price of our common stock has reached a specified threshold for a specified time period; (ii) at any time on or after February 1, 2025; (iii) with respect to any Debentures called for redemption, on the business day prior to the redemption date; (iv) upon the occurrence of the specified transactions described in the Indenture; or (v) if the trading price of the Debentures is below a specified threshold for a specified time period.

The Debentures are the Company’s debt obligations and are governed by the Indenture. There are no appraisal or other similar statutory rights available to Holders in connection with the Offer.

Conditions to the Offer

Notwithstanding any other provision of the Offer, we will not be obligated to accept for payment validly tendered Debentures pursuant to the Offer, and may terminate the Offer, if the conditions set forth below are not satisfied.

New Notes Condition.  The Offer is conditioned upon the completion of the offering of at least $400 million of New Notes on or prior to the Expiration Date on terms and conditions satisfactory to the Company. The Company expressly reserves the right, subject to applicable law, to terminate the Offer prior to the Expiration Date and not accept for payment any Debentures tendered in the Offer if the Company determines, in its reasonable judgment, that the New Notes Condition cannot be satisfied.

General Conditions.  Notwithstanding any other provision of the Offer, subject to applicable law, the Company shall not be required to accept for payment any Debentures tendered in the Offer and may terminate the Offer if in the Company’s reasonable judgment, any of the following shall have occurred and be continuing on or after the date hereof and before the Expiration Date:

•	there shall have occurred (i) any general suspension of trading in, a material impairment with regards to the trading in or limitation on prices for, securities in the United States securities or financial markets, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory), (iii) any limitation (whether or not mandatory) by any governmental authority on, or other event that would have a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States, (iv) any attack on, outbreak or escalation of hostilities or acts of terrorism involving the United States that would reasonably be expected to have a materially adverse effect on our business, operations, properties, condition (financial or otherwise), assets or liabilities or (v) any significant adverse change in the United States securities or financial markets generally or in the market for energy or waste which would have a material adverse effect on our business, operations, properties, condition (financial or otherwise), assets or liabilities or in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof;

•	there exists an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction that shall have been enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that would or would be reasonably likely to prohibit, prevent or materially restrict or delay consummation of the Offer or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition (financial or otherwise), assets or liabilities;

•	there shall have been instituted, threatened or be pending any action or proceeding before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Offer, that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition (financial or otherwise), assets or liabilities, or which would or might, in our reasonable judgment, directly or indirectly prohibit, prevent, restrict or delay consummation of the Offer or otherwise adversely affect the Offer in any material manner;

•	there exists any other actual or threatened legal impediment to the Offer or any other circumstances that would materially adversely affect the transactions contemplated by the Offer, or the contemplated benefits of the Offer to us;

•	a tender or exchange offer for any or all of our common stock, or any merger, acquisition, scheme of arrangement, business combination or other similar transactions with or involving the Company or any of its subsidiaries has been made, proposed or announced by any person or has been publicly disclosed;

•	there shall have occurred any development which would materially adversely affect the business, operations, properties, condition (financial or otherwise), assets or liabilities of the Company or its subsidiaries, taken as a whole;

•	an event or events or the likely occurrence of an event or events that would or might reasonably be expected to prohibit, restrict or delay the consummation of the Offer or materially impair the contemplated benefits to us of the Offer; or

•	the Trustee objects in any respect to, or takes any action that would be reasonably likely to materially and adversely affect, the consummation of the Offer, or takes any action that challenges the validity or effectiveness of the procedures used by us in the making of the Offer or in the acceptance of Debentures.

Any determination made by us concerning an event, development or circumstance described or referred to above will be final and binding on all parties. We expressly reserve the right to terminate the Offer and to not accept for payment any Debentures upon the failure of the satisfaction of the conditions described under “— Conditions to the Offer.” In addition, we expressly reserve the right, at any time or at various times, to waive any of the conditions of the Offer, in whole or in part. We will give oral or written notice (with any oral notice to be promptly confirmed in writing) of any non-acceptance, termination or waiver to the Information Agent as promptly as practicable, followed by a timely press release.

These conditions are for our sole benefit, and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time prior to the Expiration Date to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times.

Extension, Waiver, Amendment and Termination

We expressly reserve the right, in our sole discretion at any time or from time to time, subject to applicable law:

•	to extend the Expiration Date and thereby delay acceptance for payment of, and the payment for, any Debentures, by giving written notice of such extension to the Depositary and making a public announcement of the extension;

•	to waive in whole or in part any condition to the Offer and accept for payment and purchase all Debentures validly tendered and not validly withdrawn on or before the Expiration Date.

•	to amend the Offer in any respect, by giving written notice of such amendment to the Depositary and making a public announcement of the amendment; or

•	If the conditions set forth under “— Conditions to the Offer” have failed to be satisfied, we reserve the right, in our sole discretion, to (i) terminate the Offer and not accept for payment and not pay for any Debentures tendered that we have not already accepted for payment and paid for and (ii) subject to applicable law, postpone payment for any tendered Debentures. If we elect to terminate the Offer or postpone payment for tendered Debentures, we will give written notice to the Depositary and make a public announcement of such termination or postponement. Our reservation of the right to delay payment for Debentures that we have accepted for payment is limited by Section 13e-4(f)(5), which requires that we pay the consideration offered or return the Debentures tendered promptly after the termination or withdrawal of the Offer.

If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will disseminate additional tender offer materials and extend the Offer to the extent required by Rule 13e-4(c)(3), Rule 13e-4(d)(2) and Rule 13e-4(e)(3) under the Exchange Act.

We will notify you as promptly as practicable of any extension, waiver, amendment or termination by press release or other public announcement, with the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. Without limiting the manner in which we may choose to make any public announcement, we will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release.

If we terminate the Offer, we will give immediate notice of the termination to the Depositary, and all Debentures previously tendered will be returned promptly to the tendering Holders thereof. If the Offer is withdrawn or otherwise not completed, the purchase price will not be paid or become payable to Holders who have validly tendered their Debentures in the Offer.

Acceptance for Purchase and Payment

Upon the terms and the subject to the conditions of the Offer, we will accept for purchase Debentures validly tendered pursuant to the Offer (or defectively tendered, if such defect has been waived by us), and not validly withdrawn, upon the satisfaction or waiver of the conditions to the Offer specified herein. A waiver of any defect or irregularity with respect to the tender of one Debenture shall not constitute a waiver of the same or any other defect or irregularity with respect to the tender of any other Debenture. We will promptly pay for Debentures accepted. We reserve the right, in our sole discretion, to delay acceptance for purchase of Debentures tendered under the Offer or the payment for Debentures accepted for purchase (subject to Rule 14e-1(c) under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the Holders thereof promptly after the expiration, termination or withdrawal of a tender offer), or to terminate the Offer and not accept for purchase any Debentures not theretofore accepted for purchase, if any of the conditions set forth under “— Conditions of the Tender Offer” shall not have been satisfied or waived by us or in order to comply with any applicable law. In all cases, payment for Debentures accepted for purchase pursuant to the Offer will be made only after timely delivery of certificates representing tendered Debentures, confirmation of book-entry transfer of the Debentures or satisfaction of DTC’s ATOP procedures, and receipt of any other documents required in connection therewith.

Subject to the satisfaction or waiver of the conditions to the Offer, we expect to accept for payment Debentures validly tendered, and not validly withdrawn, on or prior to the Expiration Date.

For purposes of the Offer, we will be deemed to have accepted for purchase validly tendered Debentures (or defectively tendered Debentures, if such defect has been waived by us) if, as and when we give oral (confirmed in writing) or written notice thereof to the Depositary. Payment for Debentures accepted for purchase in the Offer on or prior to the Expiration Date will be made by the Company by depositing such payment with the Depositary, or, at the direction of the Depositary, DTC, which will act as agent for the Holders for the purpose of receiving the consideration and transmitting such consideration to the Holders.

Tenders of Debentures pursuant to the Offer will be accepted only in principal amounts equal to $1,000 or any integral multiple thereof. If the Company extends the Offer or for any reason, acceptance for purchase of, or payment for, validly tendered Debentures pursuant to the Offer is delayed or the Company is unable to accept for purchase, or to pay for, validly tendered Debentures pursuant to the Offer, then the Depositary may, nevertheless, on the Company’s behalf, retain tendered Debentures (subject to Rule 14e-1(c) under the Exchange Act, which requires that an offeror pay the consideration offered or return the securities deposited by or on behalf of the Holders thereof promptly after the expiration, termination or withdrawal of a tender offer). If any tendered Debentures are not accepted for purchase for any reason pursuant to the terms and conditions of the Offer, such Debentures will be credited to the account from which such Debentures were delivered promptly following the Expiration Date or the termination or withdrawal of the Offer.

We reserve the right to transfer or assign, in whole or from time to time in part, to one or more of our affiliates the right to purchase all or any portion of the Debentures tendered pursuant to the Offer, but any such transfer or assignment will not relieve us of our obligations under the Offer and will in no way prejudice the rights of tendering Holders to receive payment for their Debentures validly tendered, and accepted for payment pursuant to the Offer. Under no circumstances will any interest be payable because of any delay in the transmission of funds by the Depositary or DTC to the Holders of purchased Debentures.

No brokerage commissions are payable by you to the Company, the Dealer Managers, the Trustee, the Depositary or the Information Agent in connection with the tender of your Debentures in the Offer. However, you may have to pay fees or commissions to any broker, dealer, commercial bank, trust company or other nominee holding your Debentures. Except as set forth in Instruction 7 to the Letter of Transmittal, we will pay any transfer taxes with respect to the transfer and sale of the Debentures pursuant to the Offer.

CERTAIN SIGNIFICANT CONSIDERATIONS

In deciding whether to participate in the Offer, you should carefully consider the following factors, in addition to the other information presented in this Offer to Purchase and the documents that we incorporate by reference into this Offer to Purchase.

No Recommendations Concerning the Offer.  None of the Company, its Board of Directors, its employees, the Dealer Managers, the Information Agent, the Trustee or the Depositary or any of their respective affiliates makes any recommendation to any Holder whether to tender or refrain from tendering any or all of such Holder’s Debentures, and none of them has authorized any person to make any such recommendation. Holders are urged to evaluate carefully all information in the Offer, consult their own investment, legal and tax advisors and make their own decisions whether to tender Debentures, and, if they decide to tender Debentures, the principal amount of Debentures to tender.

Limited Trading Market.  To the extent that Debentures are tendered and accepted in the Offer, the trading market for Debentures that remain outstanding following consummation of the Offer will become more limited. A bid for a debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may be lower than a bid for a comparable debt security with a greater float. Therefore, the market price of any untendered or otherwise unpurchased Debentures may be affected adversely to the extent that the Debentures tendered and purchased pursuant to the Offer reduce the float. The reduced float may also make the trading price more volatile. Consequently, the liquidity, market value and price volatility of Debentures that remain outstanding may be adversely affected. The Company does not intend to create or sustain a market for any of the Debentures that remain outstanding following consummation of the Offer.

Holders of untendered or unpurchased Debentures may attempt to obtain quotations for such Debentures from their brokers; however, there can be no assurance that an active trading market will exist for the Debentures following the Offer. The extent of the public market for the Debentures following consummation of the Offer would depend upon the number of Holders holding Debentures remaining at such time, the interest in maintaining a market in the Debentures on the part of securities firms and other factors.

We may purchase the Debentures on terms more or less favorable than those proposed in the Offer.  We expressly reserve the absolute right, in our sole discretion from time to time in the future, to purchase any of the Debentures, whether or not any Debentures are purchased pursuant to the Offer, or whether or not the Offer is consummated, through open market purchases, privately negotiated transactions, tender offers, exchange offers, redemptions or otherwise, upon such terms and at such prices as we may determine, which may be more or less than the price to be paid pursuant to the Offer and could be for cash or other consideration.

The conversion price of the Debentures is significantly greater than our recent share prices.  The Debentures are convertible, under certain circumstances, into shares of our common stock at a conversion rate (subject to adjustment) of 38.9883 shares of common stock per $1,000 principal amount of Debentures. This represents an approximate conversion price per share of $25.65. The closing price for our shares of common stock on the New York Stock Exchange on November 8, 2010 was $15.47 per share.

The terms of the New Notes will not be known until pricing thereof.  The terms of the New Notes will not be known until the pricing thereof, which is expected to occur after commencement of this Offer. We can provide no assurances that the terms of the New Notes will be satisfactory to us or that the offering of New Notes will close. This Offer is contingent on the offering of at least $400 million of New Notes on terms and conditions satisfactory to us and should the terms and conditions thereof not be satisfactory to us then this Offer may be terminated.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

General

The following is a general discussion of certain material U.S. federal income tax considerations relating to Holders of the Debentures with respect to the Offer. This discussion is for general information only and does not consider all aspects of U.S. federal income taxation that may be relevant to a particular Holder in light of the Holder’s individual circumstances or to certain types of Holders subject to special tax rules, including, without limitation, financial institutions, broker-dealers, insurance companies, tax-exempt organizations, dealers in securities or currencies, regulated investment companies, real estate investment trusts, U.S. expatriates, traders in securities who elect to apply a mark-to-market method of accounting, persons that hold Debentures as part of a “straddle,” a “hedge,” a “conversion transaction,” or other “integrated transaction,” persons that acquired Debentures in connection with employment or the performance of services, U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar, persons subject to the alternative minimum tax, and partnerships and other pass-through entities. In addition, this discussion does not address state, local or foreign tax considerations with respect to the Offer or U.S. federal tax considerations (such as the estate tax or gift tax) other than income taxation. This summary assumes that Holders have held their Debentures as “capital assets” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”) (generally, property held for investment).

This summary is based on the Code and applicable Treasury regulations, rulings, administrative pronouncements and judicial decisions in effect as of the date hereof, all of which are subject to change, perhaps retroactively, so as to result in U.S. federal income tax considerations that are different from those discussed below. The Company has not obtained, and does not intend to obtain, a ruling from the Internal Revenue Service (“IRS”) with respect to the U.S. federal income tax considerations described herein and, as a result, there can be no assurance that the IRS will not challenge one or more of the tax consequences described herein and that a court would not agree with the IRS.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Debentures that for U.S. federal income tax purposes is: (i) an individual citizen or resident of the U.S.; (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, that is created or organized in or under the laws of the U.S., any State thereof or the District of Columbia; (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or (iv) a trust that is subject to the primary supervision of a U.S. court and the control of one or more U.S. persons, or that has a valid election in effect under the applicable Treasury regulations to be treated as a U.S. person.

For purposes of this discussion, a “Non-U.S. Holder” means a beneficial owner of a Debenture that is not a U.S. Holder or a partnership.

If a partnership holds a Debenture, the U.S. federal income tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Any partners of a partnership holding the Debentures are urged to consult their tax advisors.

Classification of the Debentures

Under the Indenture, we and each holder of the Debentures agreed, for U.S. federal income tax purposes, to treat the Debentures as indebtedness that is subject to the U.S. Treasury regulations governing contingent payment debt instruments (the “Contingent Debt Regulations”). The remainder of this discussion assumes that the Debentures are properly treated as indebtedness that is subject to the Contingent Debt Regulations.

Tendering U.S. Holders

The receipt of cash by a U.S. Holder in exchange for a Debenture pursuant to the Offer will be a taxable transaction for U.S. federal income tax purposes. A U.S. Holder tendering a Debenture generally will recognize gain or loss in an amount equal to the difference between (i) the amount of cash received in exchange for such Debenture and (ii) the U.S. Holder’s “adjusted tax basis” in the Debenture at the time of sale. Generally, a U.S. Holder’s adjusted tax basis in a Debenture will equal the cost of the Debenture, increased by any original issue discount previously included in the U.S. Holder’s income (determined without taking into account any adjustments required under the Contingent Debt Regulations other than any positive adjustments occurring as a result of a difference between a U.S. Holder’s initial tax basis in a Debenture and the adjusted issue price of the Debenture) and reduced (but not below zero) by the amount of any noncontingent payment and the projected amount of any contingent payment previously made on the Debenture and any negative adjustments occurring as a result of a difference between a U.S. Holder’s initial tax basis in the Debenture and the adjusted issue price of the Debenture. Gain recognized by a U.S. Holder tendering a Debenture generally will be treated as ordinary interest income. Loss recognized by a U.S. Holder tendering a Debenture will be treated as ordinary loss to the extent that a U.S. Holder’s inclusions of original issue discount with respect to the Debentures exceed the total net negative adjustments (calculated pursuant to the Contingent Debt Regulations) previously taken into account as ordinary losses. Any loss in excess of that amount will be treated as a capital loss, which will be long-term capital loss if the Debenture was held for more than one year. The deductibility of capital losses is subject to certain limitations.

Given the complex rules surrounding the tender of debt instruments subject to the Contingent Debt Regulations, U.S. Holders should consult the their own tax advisors regarding the U.S. federal, state, local and non-U.S. tax consequences of tendering the Debentures in their particular situations.

Tendering Non-U.S. Holders

Subject to the discussion below regarding backup withholding, a Non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on any interest (including gain treated as interest) recognized on a sale of a Debenture pursuant to the Offer provided that:

•	the Non-U.S. Holder does not actually or constructively own a 10% or greater interest in the total combined voting power of all classes of our voting stock;

•	the Non-U.S. Holder is not a bank that received the Debenture on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business;

•	the Non-U.S. Holder is not a controlled foreign corporation with respect to which we are a “related person” within the meaning of Section 864(d)(4) of the Code;

•	our common stock continues to be actively traded within the meaning of Section 871(h)(4)(c)(v)(I) of the Code and we are not a “U.S. real property holding corporation”; and

•	we have, or our paying agent has, received appropriate documentation (generally, an IRS Form W-8BEN) establishing that the Non-U.S. Holder is not a U.S. person.

We believe that we are not and have not been a “U.S. real property holding corporation” for U.S. federal income tax purposes.

If a Non-U.S. Holder does not qualify for the exemption from withholding tax described above and the interest (including gain treated as interest) is not effectively connected with the Non-U.S. Holder’s conduct of a U.S. trade or business (or, if an income tax treaty applies, such interest is not attributable to a U.S. permanent establishment), such interest generally will be subject to withholding of U.S. federal income tax at a 30% rate unless such Non-U.S. Holder is able to claim a valid exemption or reduction from withholding tax under an income tax treaty.

If a Non-U.S. Holder is engaged in a U.S. trade or business to which the income and gain on the Debentures are effectively connected (and, if an income tax treaty provides, such income and gain are attributable to a permanent establishment of such Non-U.S. Holder in the United States), such Non-U.S. Holder, although exempt from U.S. withholding tax on such income and gain (provided the Non-U.S. Holder provides a properly executed IRS Form W-8ECI), generally will be required to pay U.S. federal income tax in the same manner described above for a U.S. Holder. In addition, a Non-U.S. Holder that is a foreign corporation may be subject to a branch profits tax at a rate of 30% (or lower rate if so specified by an applicable income tax treaty).

Information Reporting and Backup Withholding

A U.S. Holder whose Debentures are tendered and accepted for payment pursuant to the Offer will be subject to certain information reporting requirements (unless the U.S. Holder is a corporation or other exempt recipient). In addition, a U.S. Holder may be subject to backup withholding with respect to the receipt of cash in exchange for a Debenture unless the U.S. Holder provides us with a correct taxpayer identification number (“TIN”) and certifies that the U.S. Holder is a U.S. person, the TIN is correct (or that the U.S. Holder is awaiting a TIN) and the U.S. Holder is not currently subject to backup withholding. U.S. Holders are encouraged to consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption. Any amount paid as backup withholding would be creditable against the U.S. Holder’s U.S. federal income tax liability and may entitle the U.S. Holder to a refund, provided that the requisite information is timely provided to the IRS.

In general, backup withholding will not apply to the sale of Debentures by a Non-U.S. Holder pursuant to the Offer, provided that the Non-U.S. Holder has provided the required documentation that it is not a U.S. person (for example, IRS Form W-8BEN). However, information reporting may apply to the proceeds from the tender of the Debentures and the amount of any tax withheld with respect to those payments. Copies of the information returns reporting such interest and withholding may also be made available to the tax authorities in the country in which the Non-U.S. Holder resides under the provisions of an applicable income tax treaty.

Non-Tendering Holders

A Holder whose Debentures are not purchased by us pursuant to the Offer will not incur any U.S. federal income tax liability as a result of the consummation of the Offer.

THE DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION PURPOSES ONLY. ALL HOLDERS ARE ENCOURAGED TO CONSULT THEIR TAX ADVISORS TO

DETERMINE THE U.S. FEDERAL, STATE AND LOCAL AND FOREIGN TAX CONSEQUENCES OF THE OFFER.

THE DEALER MANAGERS, DEPOSITARY AND INFORMATION AGENT

Dealer Managers

Barclays Capital Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as the Dealer Managers for Covanta in connection with the Offer and have provided certain financial advisory services to Covanta in connection with the Offer for which they will receive customary fees. Pursuant to the Dealer Managers Agreement, Covanta will reimburse the Dealer Managers for certain out-of-pocket expenses. Covanta has agreed to indemnify the Dealer Managers and their affiliates against certain liabilities in connection with the Offer, including liabilities under the U.S. federal securities laws.

From time to time in the ordinary course of their business, the Dealer Managers and their affiliates have engaged and may in the future engage in commercial banking, financial advisory or investment banking transactions with us and our affiliates, for which the Dealer Managers and their affiliates have received and will be entitled to receive customary fees. An affiliate of Barclays Capital Inc. is a documentation agent and Merrill Lynch, Pierce, Fenner & Smith Incorporated is a syndication agent and joint lead arranger and bookrunner under the Credit and Guaranty Agreement, dated as of February 9, 2007, by and among Covanta Energy Corporation, Covanta Holding Corporation as guarantor, certain subsidiaries of Covanta Energy Corporation as guarantors and the other parties named therein. At any given time, subject to compliance with applicable law, the Dealer Managers and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers long or short positions in the Company’s debt or equity securities or loans.

The Dealer Managers will be joint bookrunners in connection with the offering of the New Notes.

Any Holder who has questions concerning the terms of the Offer may contact the Dealer Managers at their respective addresses and telephone numbers set forth on the back cover page of this Offer to Purchase.

Depositary and Information Agent

The Depositary for the Offer is D.F. King & Co., Inc. All deliveries, correspondence and questions sent or presented to the Depositary relating to the Offer should be directed to the address or telephone number set forth on the back cover of this Offer to Purchase. The Company will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for certain out-of-pocket expenses. The Company will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws.

D.F. King & Co., Inc. is acting as the Information Agent for the Company in connection with the Offer. The Company will pay the Information Agent reasonable and customary compensation for such services, plus reimbursement for certain out-of-pocket expenses. All inquiries and correspondence addressed to the Information Agent relating to the Offer should be directed to the address or telephone number set forth on the back cover page of this Offer to Purchase.

The Dealer Managers may contact Holders regarding the Offer and may request brokers, dealers, commercial banks, trust companies and other nominees to forward this Offer to Purchase and related materials to beneficial owners of Debentures. Brokers, dealers, commercial banks, trust companies and other nominees will be reimbursed by the Company for customary mailing and handling expenses incurred by them in forwarding material to their customers. The Company will not pay any fees or commissions to any broker, dealer or other person, other than the Dealer Managers, in connection with the solicitation of tenders of Debentures pursuant to the Offer.

INCORPORATION OF DOCUMENTS BY REFERENCE

We are incorporating by reference certain documents we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this Offer to Purchase. We hereby incorporate by reference into this Offer to Purchase the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Offer to Purchase and until the expiration or termination of the Offer (other than any portions of any such documents that are deemed “furnished” rather than “filed” in accordance with applicable SEC rules):

•	Our Tender Offer Statement on Schedule TO filed with the SEC on November 9, 2010;

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2009, including the information specifically incorporated by reference into our Form 10-K from our definitive proxy statement for our 2010 Annual Meeting of Stockholders;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2010;

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2010;

•	Quarterly Report on Form 10-Q for the quarter ended September 30, 2010;

•	Current Report on Form 8-K filed with the Securities and Exchange Commission on February 1, 2010;

•	Current Report on Form 8-K filed with the Securities and Exchange Commission on March 2, 2010;

•	Current Report on Form 8-K/A filed with the Securities and Exchange Commission on March 5, 2010;

•	Current Report on Form 8-K filed with the Securities and Exchange Commission on March 19, 2010;

•	Current Report on Form 8-K filed with the Securities and Exchange Commission on April 1, 2010;

•	Current Report on Form 8-K filed with the Securities and Exchange Commission on May 10, 2010;

•	Current Report on Form 8-K/A filed with the Securities and Exchange Commission on May 11, 2010;

•	Current Report on Form 8-K filed with the Securities and Exchange Commission on June 18, 2010;

•	Current Report on Form 8-K filed with the Securities and Exchange Commission on August 10, 2010;

•	Current Report on Form 8-K filed with the Securities and Exchange Commission on August 19, 2010;

•	Current Report on Form 8-K filed with the Securities and Exchange Commission on November 9, 2010; and

•	the description of our Common Stock contained in our Registration Statement on Form 8-A/A (File No. 001-06732), filed with the Securities and Exchange Commission on November 17, 2006.

You may request a copy of these filings, at no cost to you, by writing or telephoning us at: Covanta Holding Corporation, Attention: Investor Relations, 40 Lane Road, Fairfield, New Jersey 07004 (telephone (973) 882-9000). If you request a copy of any or all of the documents incorporated by reference, we will send to you the copies you request. However, we will not send exhibits to the documents, unless the exhibits are specifically incorporated by reference in the documents. These documents are also available from the SEC’s public reference room and Internet site referred to in the section titled “Where You Can Find More Information.”

MISCELLANEOUS

Pursuant to Rule 13e-4 under the Exchange Act, we have filed with the SEC a tender offer statement on Schedule TO that contains additional information with respect to the Offer. We will file an amendment to the Schedule TO to report any material changes in the terms of the Offer and to report the final results of the Offer as required by Exchange Act Rules 13e-4(c)(3) and 13e-4(c)(4), respectively. The Schedule TO, including the exhibits and any amendments to the Schedule TO, may be examined, and copies may be obtained, at the same places and in the same manner as described in the sections titled “Incorporation of Documents by Reference” and “Where You Can Find More Information.”

The Offer is being made to all Holders. We are not aware of any jurisdiction in which the making of the Offer is prohibited by administrative or judicial action pursuant to a state statute. If we become aware of any jurisdiction where the making of the Offer is so prohibited, we will make a good faith effort to comply with any such statute. If, after such good faith effort, we cannot comply with any applicable statute, or if for any other reason we determine that a tender from a Holder may not be accepted, this Offer to Purchase will not constitute an offer to (nor will tenders be accepted from or on behalf of) any such Holder or the Holders in such jurisdiction.

The statements contained herein are made as of the date hereof, and the delivery of this Offer to Purchase and the accompanying materials will not, under any circumstances, create any implication that the information contained herein is correct at any time subsequent to the date hereof.

Any questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal or other materials may be directed to the Information Agent at the telephone number and location listed below. You may also contact your broker, dealer, commercial bank or trust company or nominee for assistance concerning the Offer.

THE INFORMATION AGENT FOR THE OFFER IS:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005

Banks and Brokers call: (212) 269-5550
All others call Toll Free: (800) 967-7635

Email:
covanta@dfking.com

THE DEPOSITARY FOR THE OFFER IS:

D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, NY 10005
Attention: Elton Bagley

By facsimile:
(For Eligible Institutions only):
(212) 809-8838

Confirmation:
(212) 493-6996
Attention: Elton Bagley

By Mail By Overnight Courier or By Hand:
48 Wall Street, 22nd Floor New York, New York 10005 Attention: Elton Bagley

Any questions regarding the terms and conditions of the Offer may be directed to the Dealer Managers.

THE LEAD DEALER MANAGER FOR THE OFFER IS:

Barclays Capital
745 Seventh Avenue
New York, New York 10019
Attention: Liability Management Group
Collect: (212) 528-7581
Toll Free: (800) 438-3242

THE CO-DEALER MANAGER FOR THE OFFER IS:

BofA Merrill Lynch
214 North Tryon Street, 17th Floor
Charlotte, North Carolina 28255
Attention: Liability Management Group
Collect: (980) 388-4603
Toll Free: (888) 292-0070